Exhibit 99.1

Techwell Reports Fourth Quarter and Full Year 2006 Financial Results

San Jose, Calif. (February 14, 2007) – Techwell, Inc., (NASDAQ: TWLL) a leading provider of mixed signal integrated circuits for multiple video applications in the consumer, security surveillance and automotive markets, today announced financial results for the fourth quarter ended December 31, 2006.

Fourth Quarter and Full Year 2006 Highlights:

•                  Recorded quarterly revenue growth of approximately 48 percent year-over-year in the fourth quarter

•                  Achieved fourth quarter net income of $4.9 million, representing $0.22 earnings per diluted share on a GAAP basis

•                  Recorded full year revenue growth of nearly 49 percent in 2006 over 2005

•                  Achieved full year net income of $13.2 million, representing $0.64 earnings per diluted share on a GAAP basis

Net revenue for the fourth quarter of 2006 was $16.0 million compared to net revenue of $15.1 million in the preceding quarter and $10.8 million in the fourth quarter of 2005.

Net revenue in the fourth quarter for each of the Company’s product lines consisted of $9.7 million in security surveillance, $2.6 million in LCD display, $3.4 million in video decoders and $268,000 in other revenue.  Gross margin for the fourth quarter of 2006 was 57 percent, compared to gross margin of 58 percent in the preceding quarter and 55 percent in the same period a year ago.   Operating expenses for the quarter totaled $4.8 million, or 30 percent of total revenue.  This compares to operating expenses of $4.4 million, or 29 percent of revenue, in the preceding quarter and $4.2 million, or 39 percent of revenue, in the same period a year ago.

Net income for the fourth quarter of 2006 totaled $4.9 million, or $0.22 per diluted share, which included pre-tax stock-based compensation expenses under Statement of Financial Accounting Standard No. 123R (SFAS 123R) of $479,000, before the tax effect of $8,000.  This compares to net income in the third quarter of 2006 of $4.5 million, or $0.21 per diluted share, and net income of $1.8 million, or $0.09 per diluted share, in the fourth quarter of 2005.  Shares used to compute GAAP net income per diluted share for the fourth quarter of 2006 totaled approximately 22.2 million shares.  Non-GAAP net income for the current quarter, which excludes stock-based compensation charges, was $5.3 million, or $0.24 per diluted share.

Techwell reports both GAAP and non-GAAP metrics to measure its financial results. The non-GAAP metrics used are: net income, excluding stock-based compensation and net income per diluted share, excluding stock-based compensation. The most directly comparable GAAP measures are net income and net income per diluted share, respectively. Management believes that, in addition to GAAP metrics, net income, excluding stock-based compensation and net income per diluted share, excluding stock-based compensation assist the Company in evaluating its performance. In addition, management believes these non-GAAP metrics are useful to investors because they allow for a better comparison of financial results in the current period to those in prior periods that utilized different accounting principles in determining stock-based compensation expense as a result of the Company’s adoption in 2006 of SFAS 123R to account for stock-based compensation. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The calculations for these non-GAAP metrics are in the alternative measurement reconciliation table below.

Cash and short and long term investments increased by $4.8 million in the quarter resulting in cash and cash equivalents and short and long-term investments of approximately $54.5 million as of December 31, 2006, compared to approximately $49.7 million as of September 30, 2006.

Fiscal 2006 Results:

For the full year 2006 net revenue was $53.7 million, compared to net revenue of $36.0 million in 2005.

Net revenue in 2006 for each of the Company’s product lines consisted of $27.7 million in security surveillance, $6.9 million in LCD display, $18.2 million in video decoders and $932,000 in other revenue.  Gross margin for 2006 was 57 percent, compared to gross margin of 52 percent in 2005.   Operating expenses for the full year totaled $17.9 million, or 33 percent of total revenue as compared to $14.4 million, or 40 percent of revenue, in 2005.

Net income for 2006  totaled $13.2 million, or $0.64 per diluted share, which included pre-tax stock-based compensation expenses under Statement of Financial Accounting Standard No. 123R (SFAS 123R) of $2.3 million, before the tax effect of $68,000.  This compares to net income in 2005 of $4.5 million, or $0.25 per diluted share. Shares used to compute GAAP net income per diluted share for 2006 was approximately 20.5 million shares.  Non-GAAP net income for the year, which excludes stock-based compensation charges, was $15.4 million, or $0.75 per diluted share.

Cash and short and long term investments increased by $37.7 million during the year resulting in cash and cash equivalents and short and long-term investments of approximately $54.5 million as of December 31, 2006, compared to approximately $16.8 million as of December 31, 2005.  The increase includes proceeds of $18 million realized through the Company’s initial public offering in June 2006.

“This year was one of great success for Techwell.  Highlighted by our successful 2006 initial public offering, we reported strong revenue and earnings growth throughout the year, and I am happy to report that during 2006, we met all of our financial objectives,” stated Hiro Kozato, Founder and Chief Executive Officer of Techwell, Inc.  “In addition to delivering solid revenue growth, we successfully executed on our strategy to introduce new and innovative products throughout the year.  We expect to build upon the momentum established in 2006 and achieve another strong year in 2007.”

Mr. Kozato further commented, “Our security surveillance revenue has shown very strong growth as we continue to secure more silicon content in security surveillance systems.  Within automotive, earlier design wins are now beginning to contribute meaningful revenue as the number of LCD panels that are designed into cars increases. Overall, we anticipate expected seasonality in the first quarter but demand remains strong in the markets we serve.   We look forward to 2007, and appreciate the ongoing support of our customers as well as our shareholders.”

Fourth Quarter 2006 Financial Results Conference Call and Web Cast

Techwell, Inc. will host a conference call with the financial community today February 14, 2007 at 2:15 P.M. Pacific Time (PT), 5:15 P.M. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at http://www.techwellinc.com.  Those parties interested in participating via telephone should dial 866-543-6407 with the conference ID number 57714940.  International participants should dial 617-213-8898 and provide the same pass code at the prompt.  A telephone replay of the call will be available approximately two hours after the end of the call and will be available until midnight (ET) Thursday, February 21, 2007. The replay number is 888-286-8010 with a pass code of 97601742.  International callers should dial 617-901-6888 and enter the same pass code at the prompt. An archived version of the Web cast will also be available on the Company’s web site.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to the continued growth of the security surveillance market, Techwell’s product development progress and anticipated development schedule,  continued growth in 2007, increases in LCD Display products designed into automobiles,  expected seasonality, continued strength in margins and  statements related to anticipated revenues and operating expenses for 2007 and the first quarter of 2007.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements.  These risks and uncertainties include, but are not limited to:  Techwell’s dependence on increased demand for digital video applications for the consumer, security surveillance and automotive markets, the potential decline in average selling prices for Techwell’s products, competition, dependence on key and highly skilled personnel, the ability to develop new products and enhance existing products, as well as other risks detailed from time to time in its SEC filings, including those described in Techwell’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006.  Statements included in this release are based upon information known to Techwell as of the date of this release, and Techwell assumes no obligation to update information contained in this press release.

About Techwell

Techwell is a fabless semiconductor company that designs, markets and sells mixed signal integrated circuits for multiple video applications in the consumer, security surveillance and automotive markets. Techwell designs both general purpose and application specific products that enable the conversion of analog video signals to digital form and perform advanced digital video processing to facilitate the display, storage and transport of video content. Headquartered in San Jose, CA, Techwell currently has over 90 employees in the U.S., Korea, Taiwan, China and Japan. Please visit www.techwellinc.com for more information.

Techwell, Inc.  and the Techwell, Inc. logo are trademarks of Techwell, Inc.  All other trademarks are the property of their respective owners.

Company Contact: Mark Voll Chief Financial Officer Techwell, Inc. (408) 435-3888 investor@techwellinc.com	Investor Contact: Jim Mathias Shelton Group, Investor Relations (972) 239-5119 ext. 115 jmathias@sheltongroup.com	Media Contact: Sabrina Joseph Morphoses Public Relations & Marketing Firm (408) 726-1577 techwellpr@morphoses.com

TECHWELL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(audited)

Revenues	$16,010	$10,792	$53,712	$36,051

Cost of Revenues	6,865	4,860	22,977	17,304

Gross Profit	9,145	5,932	30,735	18,747

Operating Expenses
Research and development	2,199	2,566	9,183	8,684
Selling, general and administrative	2,638	1,683	8,702	5,730
Total operating expenses	4,837	4,249	17,885	14,414

Income from operations	4,308	1,683	12,850	4,333
Interest income	646	120	1,670	368

Income before income taxes	4,954	1,803	14,520	4,701
Provision for income taxes	104	40	1,298	160

Net Income	$4,850	$1,763	$13,222	$4,541

Net income per share
Basic	$0.24	$0.41	$1.04	$1.14
Diluted	$0.22	$0.09	$0.64	$0.25

Shares used in computing net income per share
Basic	20,187	4,281	12,772	3,993
Diluted	22,206	18,772	20,538	18,434

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TECHWELL, INC.

RECONCILIATION OF GAAP NET INCOME

TO NON-GAAP NET INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

GAAP net income	$4,850	$1,763	$13,222	$4,541

Stock-based compensation:
Cost of revenues	45	5	117	31
Research and development	191	112	1,100	427
Selling, general and administrative	243	177	1,050	442
Total stock-based compensation expenses	479	294	2,267	900

Tax effect on stock-based compensation	(8)	—	(68)	—

Non-GAAP net income	$5,321	$2,057	$15,421	$5,441

Non-GAAP net income per share
Basic	$0.26	$0.48	$1.21	$1.36
Diluted	$0.24	$0.11	$0.75	$0.30

Shares used in computing Non-GAAP net income per share
Basic	20,187	4,281	12,772	3,993
Diluted	22,206	18,772	20,538	18,434

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with U. S. generally accepted accounting principles (GAAP), the operating results presented contain non-GAAP financial measures that exclude the income statement effects of stock-based compensation, including the effect of our adoption of SFAS 123R.

We exclude stock-based compensation to calculate non-GAAP net income and non-GAAP earnings per share for the fourth quarter and twelve months of 2006 to allow for a better comparison of results in the current period to those in prior periods that did not include SFAS 123R stock-based compensation.

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TECHWELL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents	$13,201	$15,982
Short-term investments	36,364	804
Accounts receivable	2,765	3,052
Inventory	4,584	3,113
Prepaid expenses and other assets	1,406	2,224
Total Current Assets	58,320	25,175

Property and equipment - net	625	434
Long-term investments	4,963	—
Other assets	85	35
Total	$63,993	$25,644

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit):
Current Liabilities:
Accounts payable	$3,503	$1,336
Accrued expenses	3,344	2,687
Total Current Liabilities	6,847	4,023

Deferred rent	—	54
Total Liabilities	6,847	4,077

Redeemable Convertible Preferred Stock	—	40,777

Stockholders’ Equity (Deficit):
Common stock	21	4
Additional paid in capital	67,734	5,355
Deferred stock-based compensation	(546)	(1,323)
Accumulated other comprehensive loss	(39)	—
Accumulated deficit	(10,024)	(23,246)
Total Stockholders’ Equity (Deficit)	57,146	(19,210)

Total	$63,993	$25,644